 19:

NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  April 4, 2006

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Receives NASDAQ Delisting Notice;

Will Appeal at Hearing with NASDAQ

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that on April 3, 2006, the Company received a Staff Determination Letter from the NASDAQ Stock Market indicating that the Company is subject to potential delisting from the NASDAQ National Market as a result of the Company's failure to timely file its annual report on Form 10-K for the year ended December 31, 2005 with the SEC, as required under NASDAQ Marketplace Rule 4310(c)(14). The receipt of the notice will not result in the immediate delisting of the Company's common stock from NASDAQ.

The Company plans to request a hearing before a NASDAQ Listing Qualifications Panel to appeal the Staff Determination. The request for a hearing will stay the potential delisting until the appeal has been heard and the Panel has rendered a formal decision. There can be no assurance that the NASDAQ Listing Qualification Panel will grant the Company's request for continued listing.

NASDAQ will broadcast an indicator over its market data dissemination network noting the Company's non-compliance with NASDAQ's filing requirement. The indicator will be displayed with quotation information related to the Company's securities on NASDAQ.com and by other third party providers of market data information. However, the Company's stock will continue to trade under the symbol PETD throughout the appeal process.

As previously announced on March 31, 2006, the filing of the Company's 2005 Annual Report on Form 10-K was delayed beyond the extended March 31, 2006 filing date to provide sufficient time for the Company to amend and restate certain of its prior period financial statements.  On that date, the Company reported that it had previously incorrectly included the Company's proportionate share of certain revenues and costs in Company sponsored drilling partnerships in its prior period financial results.  The Company previously recorded certain revenue received from the partnerships, including that allocable to its own investments in the partnerships, and correspondingly recorded an equal amount of expense related to that investment.  However, the Company has determined that the Company's portion of those revenues and costs should not be included in the totals reported in the Company's financial statements.  Because the amounts recorded by the Company for its share of partnership revenues and expenses were equal, the Company believes the correction will not have an impact on Net Income, Earnings per Share, Cash Flow or the Company's financial position.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas. The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597